Exhibit 10.16

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of May 31, 2017, by and between COOK BIOTECH INCORPORATED, an Indiana corporation with its principal office at 1425 Innovation Place, West Lafayette, Indiana 47906 (“Cook”), and AZIYO MED, LLC, a Delaware limited liability company with its principal office at 12510 Prosperity Drive, Suite 370, Silver Spring, Maryland 20904 (“Aziyo”).

W I T N E S E T H:

WHEREAS, Cook and CorMatrix Cardiovascular, Inc., a Georgia corporation with its principal office at 1100 Old Ellis Rd., Roswell, Georgia 30076 (“CorMatrix”), are parties to a Cross License Agreement dated November 23, 2004, as amended by a First Amendment dated December 3, 2010, a Third Amendment dated November 14, 2012, and a Fifth Amendment dated March 25, 2014, there being no Second or Fourth Amendments, and a further amendment on an even date herewith, (collectively, the “CorMatrix Agreement”), which includes certain intellectual property rights related to extracellular matrices;

WHEREAS, Aziyo desires to acquire as of the Effective Date certain Specific Licensed Products that are covered by the CorMatrix Agreement in order to have certain rights pertaining to such Specific Licensed Products in the Aziyo Fields of Use;

WHEREAS, CorMatrix has agreed to sell all of its rights in, to and under the Specific Licensed Products to Aziyo and to allow Aziyo to obtain a license from Cook pertaining to such Specific Licensed Products (the “Sale Transaction”); and

WHEREAS, Cook agrees to license Aziyo under the Cook Patents pertaining to such Specific Licensed Products instead of and in place of CorMatrix in the Aziyo Fields of Use, under the conditions stated herein;

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1. DEFINITIONS

The following terms as used herein shall have the following meaning:

“Affiliates” means any corporation, partnership or other business entity which is directly or indirectly controlled by or under common control with Aziyo or Cook or any entity which directly or indirectly controls Aziyo or Cook, as the case may be. “Control” as used herein means the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting power of such entity.

“Agreement” or “License Agreement” means this Agreement, including Exhibits A and B attached hereto.

“CorMatrix Agreement” has the meaning set forth in the recitals.

“Aziyo Fields of Use” means:

(a)        the use of SIS for the repair of myocardial tissue, and for the repair of the pericardial sac. By way of clarification, the Aziyo Fields of Use do include placing the SIS patch material directly into or onto myocardial tissue but do not include the use of SIS for the repair or replacement of the coronary arteries, or for epicardial infarct repair;

(b)       the use of SIS for all Atrial Septal Defect (ASD) and Ventricular Septal Defect (VSD) repair, except for the transvascular approach to ASD and VSD repair;

(c)       the use of SIS to repair carotid arteries in an open surgery but not the use of SIS in conjunction with a stent or other frame; and for clarity, “open surgery” for purposes of this subparagraph (c) does not include (i) any form of percutaneous access (using a cut down or not) to or through a carotid artery using SIS, including but not limited to any vascular patching via percutaneous delivery (e.g. as in the repair of punctures created by percutaneous access devices), (ii) any form of indirect access to the carotid artery through a vascular vessel using SIS, or (iii) any form of access to or through a carotid artery over or through a device using SIS (e.g. transcatheter access);

(d)       the use of SIS to patch repair the wall of peripheral veins and arteries, other than carotid arteries, using a sheet form patch product in open surgery and where a surface of the implanted patch forms part of the blood contacting lumen of the vein or artery, but not including the use of SIS in conjunction is with a stent or other frame; and for clarity, (i) “open surgery” for purposes of this subparagraph (d) does not include (a) any form of percutaneous access (using a cut-down or not) to or through a vein or artery using SIS, including but not limited to any vascular patching via percutaneous delivery (e.g. as in the repair of punctures created by percutaneous access devices), (b) any form of indirect access to the vein or artery through a vascular vessel using SIS, or (c) any form of access to or through a vein or artery over or through a device using SIS (e.g. transcatheter access), and (ii) patch repair shall be limited to patch repair as specified above only and does not include the creation or use of a vessel or conduit made out of SIS and does not include any use of SIS to replace or repair any valve; and

(e)       SIS pouch devices into which implantable cardiac pacemaker or defibrillator devices are to be inserted at the point of care for subcutaneous implantation in human patients.

“Cook Patents” means the patent applications and patents that are identified in Exhibit E of the CorMatrix Agreement as of the Effective Date and specifically including the patent applications and patents that are listed in Exhibit A of this Agreement, as it may be amended from time to time by mutual agreement of the Parties, together with all divisionals, continuations-in-part, continuations, reissues, reexaminations and foreign counterparts of such applications.

“Effective Date” has the meaning set forth in Section 6.1.

“License” has the meaning set forth in Section 2.1(a).

“Specific Licensed Products” means the specific regulatory-approved products listed in Exhibit B of this Agreement for their regulatory-approved indications.

“Licensed Territory” means the world.

“Sale Transaction” has the meaning set forth in the recitals.

“SIS” means a composition of solid extracellular matrix composition prepared from intestinal tissue.

“Valid Enforceable Claim” means any claim in force or bona fide pending claim contained in the Cook Patents unless held invalid or unenforceable by a court of competent jurisdiction and of last resort or by any inferior court of competent jurisdiction, tribunal or agency from which no appeal is taken.

ARTICLE 2. GRANT OF LICENSES/COVENANT

2.1       Cook License Grant to Aziyo.

(a)       Cook hereby grants to Aziyo an exclusive (subject to Section 2.1(b)) worldwide right and license to all of Cook’s rights under the Cook Patents to make, have made, use, offer for sale, sell and import the Specific Licensed Products for the Aziyo Fields of Use in the Licensed Territory during the term of this Agreement (the “License”). This License shall be royalty-free as to Specific Licensed Products utilizing SIS material purchased by Aziyo from Cook. Aziyo shall have the right to grant sublicenses of the rights granted herein upon prior written approval from Cook, which approval will not be unreasonably withheld.

(b)       Aziyo acknowledges and agrees that Cook shall have co-exclusive rights as set forth in the CorMatrix Agreement to the Vascular Patch product recited in Exhibit B that uses SIS to repair the wall of peripheral veins and arteries as specified in subparagraph (d) of the definition of “Aziyo Fields of Use” above, and that Cook’s continuing license of CorMatrix in a field corresponding to such subparagraph (d) under the CorMatrix Agreement shall not be taken into account in any way in determining Cook’s exploitation of Cook’s co-exclusive rights.

2.2       Covenant. Cook agrees that to the extent that Cook has or acquires patents other than the Cook Patents, where such patents have an earliest claimed application priority date prior to the Effective Date (“Other Patents”), Cook covenants not to sue Aziyo for infringement of such Other Patents for Aziyo’s marketing, distribution, sale and use of the Specific Licensed Products in the Aziyo Fields of Use for Specific Licensed Products purchased by Aziyo from Cook under the Supply Agreement between Aziyo and Cook.

ARTICLE 3. ENFORCEMENT

3.1       First Right of Aziyo to Notify and Initiate Proceedings. Aziyo shall have the first right, but not the obligation, to notify any infringer and/or initiate legal proceedings to abate any infringement in the Aziyo Fields of Use by a third-party product that is the same as a Specific Licensed Product. All fees, costs and expenses incurred therein and all damages or other monies obtained therefrom shall be the responsibility of and belong to Aziyo.

3.2       Notification regarding Infringements and Initial Consultation. Cook and Aziyo each agree to notify the other in writing in the event that they become aware of an infringement or apparent infringement of one or more Cook Patents in the Aziyo Fields of Use by a third-party product that is the same as a Specific Licensed Product, and to initially consult to consider what if any action should be taken. This agreement to consult shall not in any way modify the rights of Aziyo to first initiate proceedings hereunder as per Section 3.1.

3.3       Additional Rights/Obligations of the Parties

3.3.1       In the event that Aziyo has not initiated legal proceedings within six (6) months after providing or receiving notice under Section 3.2 above, for an infringement or apparent infringement of one or more Cook Patents, then Cook may initiate such legal proceedings on its own behalf; and, reasonably promptly thereafter, Aziyo may elect to join in those legal proceedings (in a manner other than in name only, if applicable) and upon Aziyo doing so each party shall bear its own fees, costs and expenses incurred in the legal proceedings except that court costs and expenses for any joint filings shall be apportioned one-half to each party, and each party will be apportioned one-half (1/2) of the damages or other monies awarded in those legal proceedings.

3.3.2       If legal proceedings are initiated under this Article 3 by any Party, each Party will be reasonably cooperative with the other Party, whether joining or not, in the conduct of the legal proceedings (for example including, to the extent possible, having its employees testify when requested, making available the relevant records, papers and information, samples and the like, and being joined in name only).

3.3.3       If a Party does not join in a legal proceeding initiated by the other Party under this Article 3 (in a manner other than in name only, if applicable), then any damages or other monies awarded in the suit shall belong to, and all fees, costs and expenses incurred in the suit shall be the responsibility of, the initiating Party.

3.3.4       If a Party is joined in a legal proceeding initiated by the other Party under this Article 3 in name only (the “Necessary Party”), and does not elect to join in any other capacity, then the initiating Party will indemnify and hold harmless the Necessary Party from and against all damages, fees, costs and expenses which may be finally assessed against the Necessary Party in such legal proceeding.

ARTICLE 4. LIMITED WARRANTY, MERCHANTABILITY

Cook Limited Warranty. Cook represents and warrants to Aziyo that it has the right, power and authority to enter into this Agreement. Cook does not warrant the validity of the patents licensed hereunder and makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the patents or that such patents may be exploited by Aziyo or its Affiliates without infringing other patents. COOK MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE PATENTS LICENSED HEREUNDER AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, OR COMMERCIAL APPLICATION OF LICENSED PATENTS.

4.2       Aziyo Warranty. Aziyo represents and warrants that it has the right and authority to enter into this Agreement.

4.3       Survival. The foregoing representations and warranties shall survive the execution and delivery of this Agreement and the closing of the Sale Transaction.

ARTICLE 5. INDEMNIFICATION/EFFORTS

5.1       Aziyo Indemnity. Aziyo shall indemnify and hold harmless Cook and its officers, directors, employees and agents from and against all claims, demands, liabilities, damages and expenses (including reasonable attorneys’ fees) arising from or related to Aziyo’s exercise of the License.

5.2       Aziyo shall use commercially reasonable efforts to promote, solicit, and expand the sale of the Specific Licensed Products in the Aziyo Fields of Use in the Territory.

ARTICLE 6. TERM AND TERMINATION

6.1       Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the date of the closing of the Sale Transaction (the “Effective Date”) and shall continue until the date of expiration of the last to expire of the Licensed Patents, including any renewals or extensions thereof. The Parties agree that if the Sale Transaction has not occurred on or before June 15, 2017, this Agreement shall be null and void.

6.2       Termination for Breach. Either Party may terminate this Agreement, by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within thirty (30) days after the breaching Party receives written notice of such breach from the non-breaching Party.

6.3       This Agreement will terminate automatically, without any further action taken, upon any reversal, nullification, or cancellation of the Sale Transaction or any other event relating to the Sale Transaction by which Aziyo no longer possesses the rights transferred from CorMatrix to Aziyo pursuant to the Sale Transaction.

6.4       Survival. The provisions of Articles 4 and 5 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 7. MANUFACTURE OF SIS MATERIALS

CorMatrix and Cook are parties to an Amended and Restated SIS Material Supply Agreement, of even date herewith, whereby Cook is designated as the exclusive supplier of SIS to CorMatrix (the “Supply Agreement”).  The parties are entering into an SIS Material Supply Agreement, on an even date herewith, in which Cook is designated as the exclusive supplier of SIS to Aziyo for the Specific Licensed Products and agrees that Aziyo shall have the right under the circumstances set forth therein to sell Specific Licensed Products including SIS Material manufactured by it and to pay to Cook a royalty of three percent (3%) of Net Sales of Specific Licensed Products sold by Aziyo that include SIS material manufactured by Aziyo under the conditions specified therein and that fall within the scope of at least one Valid Enforceable Claim of a Cook Patent.

“Net Sales” as used in this Article 7 means gross sales on the initial sale, rent, lease or otherwise making available to third parties (that is, arms-length sales to other than Affiliates) of the Specific Licensed Products specified in paragraphs 8.1 and 8.2 above (“the specified Licensed Products”), less the following, to the extent the same are credited or deducted from the sales: returns, refunds, replacement or credits allowed to purchasers for return of products or as reimbursement for damaged products, freight, postage, insurance, and other shipping charges, sales and use taxes, customs duties, and any other governmental tax or charge (except income taxes) imposed on or at the time of the production, importation, use, or sale of the specified Specific Licensed Products, including any value added taxes (VAT), as adjusted for rebates and refunds. In the case of a specified product sold in combination with one or more other products (collectively, a “Combination Product”), Net Sales shall exclude the Proportionate Value (as defined below) of all other products included in the Combination Product. “Proportionate Value,” for purposes of this paragraph, shall mean fair market value, as determined by the commercial sales price of the other product(s) if sold separately, or, if not sold separately, the fair market value of such other product(s) reasonably determined by the seller with notice of such fair market value to be given to the other party; taking into account that the sales price of the Combination Product may be less than the sum of the value of all of the component products in which case the value of each component product shall be proportionately reduced. No deductions shall be made for sales representations commissions, whether they be with independent agencies or regularly employed by the seller and on its payroll.

ARTICLE 8. ASSIGNMENT

Neither party shall grant, transfer, convey, or otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld except that either party may, without the consent of the other, assign this Agreement to an Affiliate or a successor in interest or transferee of all or substantially all of the portion of the assets to which this Agreement relates and (ii) Aziyo may, without the consent of Cook, grant a security interest in its rights and interests hereunder or make a collateral assignment thereof in connection with any bank or other institutional financing.

ARTICLE 9. NOTICES

All notices and other communications shall be hand delivered, sent by private overnight delivery service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Cook, at:	Cook Biotech Incorporated
1425 Innovation Place
West Lafayette, IN 47906
Attn: President

If to Aziyo, at:	Aziyo Med, LLC
12510 Prosperity Drive, Suite 370
Silver Spring, MD 20904
Attn: [XXX]
Email: [XXX]

With a copy to:	Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attn: [XXX]
Email: [XXX]

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

ARTICLE 10. MISCELLANEOUS

10.1       Legal Compliance. The parties shall comply with all laws and regulations relating to the manufacture, processing, producing, use, selling, or distributing of Specific Licensed Products. Neither party shall take any action which would cause the other party to violate any laws or regulations or to breech any written agreement with a third party.

10.2 No Other Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force and effect as between Cook and Aziyo. No license rights are created by implication or estoppel. In addition, nothing contained in this Agreement shall be construed as requiring Cook or Aziyo to file or maintain any patent application, to secure any patent or to maintain any patent in force, or as requiring Cook or Aziyo to bring or prosecute actions or suits against third parties for infringement, or as conferring any right to use, in advertising, publicity or otherwise, any name, trade name or trademark, or any contraction, abbreviation, or simulation thereof.

10.3       Entire Agreement. This Agreement constitutes the entire agreement between Cook and Aziyo with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

10.4       Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

10.5       Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

10.6       Amendment of the CorMatrix Agreement; No Assumption by Aziyo of CorMatrix Liabilities. Cook hereby consents and agrees to the assignment by CorMatrix of all of its right, title and interest under the CorMatrix Agreement to the Specific Licensed Products and the Patent Rights relating to such Products, and an amendment of the CorMatrix Agreement is being executed, on an even date herewith, to terminate the rights of CorMatrix thereunder with respect to the Specific Licensed Products and Patent Rights at the Effective Date. Cook acknowledges that Aziyo is not assuming any of the liabilities or other obligations of CorMatrix under the CorMatrix Agreement, all of which shall be retained by CorMatrix.

(signature page follows)

IN WITNESS WHEREOF, Cook and Aziyo have caused this License Agreement to be signed by their duly authorized representatives, under seal, to be effective on the Effective Date.

Cook:		Aziyo:

COOK BIOTECH INCORPORATED		AZIYO MED, LLC

By:	/s/ Umesh Patel	By:	/s/ Jeffrey D. Hamet

Name:	Umesh Patel	Name:	Jeffrey D. Hamet

Title:	President	Title:	VP, Finance and Treasurer

CorMatrix hereby consents and agrees to the foregoing.

CORMATRIX CARDIOVASCULAR, INC.

By:	/s/ John C. Thomas

Name:	John C. Thomas

Title:	CFO

EXHIBIT A

Cook Patents and Patent Applications

EXHIBIT B

SPECIFIC LICENSED PRODUCTS

Products/Applications	Reference to Cross License Agreement	Relevant Fields of Use from Cross License Agreement
CorMatrix® ECM® for Pericardial Closure	Paragraph 1.3 of Article 1	SIS for the repair of the pericardial sac
CorMatrix® ECM® for Cardiac Tissue Repair	Paragraph 1.3 of Article 1	SIS for repair of myocardial tissue
CorMatrix® ECM® for Carotid Repair	Amendment 1 Paragraph 1	SIS to repair Carotid Arteries
CorMatrix® ECM® for Vascular Repair	Amendment 5 Paragraph 1	Co-Exclusive Vascular Patch using SIS to repair the wall of peripheral veins and arteries
CorMatrix® TYKE® Patch, Pledget and Intracardiac or TYKE® Patch, Pledget and Intracardiac	Paragraph 1.3 of Article 1	SIS for repair of myocardial tissue
CorMatrix® CanGaroo® ECM® Envelope or CanGaroo® ECM® Envelope	Amendment 3 Paragraph 1	SIS pouch devices into which implantable cardiac pacemaker or defibrillator devices are inserted